Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-70532, 333-88766, 333-106003, 333-114919, 333-121217, 333-123392, 333-155261, 333-166114, 333-168634, 333-192282, 333-193067) of United Online, Inc. of our report dated March 3, 2016, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations discussed in Note 15, as to which the date is May 26, 2016, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

May 26, 2016